Exhibit 10.26

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

Master Services Agreement

This Master Services Agreement (this “Agreement”) is entered into the 11th day of September, 2008 between Pharmaceutics International, Inc. (“PII”) with an address at 10819 Gilroy Road, Hunt Valley, Maryland, 21031, Attn: Steve King, Senior Vice President, and Horizon Therapeutics, Inc., with an address at 8025 Lamon Avenue, Suite 110, Skokie, IL 60077 (“Customer”).

Explanatory Statement

PII is engaged in the business of developing drug delivery technology, including improvements in the formulation, analysis and manufacturing process for pharmaceutical products. Customer is engaged in the business of developing pharmaceutical compounds. Customer desires to engage PII to provide certain services with regard to Customer’s pharmaceutical compounds as will be specifically set forth in specific Service Contracts as described in Section 2.1 below.

In consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1.0 Definitions. In addition to certain terms defined elsewhere in this Agreement (including in any Service Contract attached hereto), the following words and phrases shall have the following meanings:

1.1 “cGMP” means current good manufacturing practices in the applicable jurisdiction, as may be amended or supplemented from time to time; if in the United States, then cGMP shall include, without limitation, the Current Good Manufacturing Practices set forth in 21 C.F.R. 210 and 21 C.F.R. 211 and relevant FDA guidance documents; and if in the European Union, then cGMP shall include, without limitation, the European Community Directive 91/356/EEC, Directive 2001/20/EC, Directive 2001/83/EC and all relevant implementations of such directives and relevant guidelines, including the EC Guidelines, as may be amended or supplemented from time to time. In the event of any conflict among applicable Laws pertaining to the manufacture of Product, current Good Manufacturing Practices as specified in the United States Code of Federal Regulations will be applied, unless the parties agree otherwise in writing.

1.2 “Certificate of Analysis” shall mean a summary of the test results, including the test methods, specification parameters, and the pass/fail criteria, used in the determination of the quality and suitability of a specific Batch of Product, including review and approval by the appropriate quality assurance department at PII.

1.3 “Investigation” shall mean a detailed and thorough review of any atypical manufacturing deviation (or any other matter requiring review pursuant to the terms of this Agreement) that is documented in a written report and approved at a senior management level. Each such written report shall include, without limitation, a detailed description of the atypical event, deviation or other matter, all steps taken to review such atypical event, deviation or other matter, a root cause analysis, which other lots of Product were affected, if any, the proposed and/or taken corrective actions with applicable timelines and a recommendation for permanent correction.

1.4 “Quality Agreement” shall mean the separate quality agreement; expected to be executed by PII and Customer shortly after the execution of this Agreement, and to be attached hereto as Attachment “A”, as may be amended by written agreement of PII and Customer. The Quality Agreement, when executed by the parties will constitute an integrated part of this Agreement and will define the quality assurance and regulatory responsibilities of the Parties as they relate to this Agreement.

1.5 “Specifications” shall mean the quality standards, including tests, analytical procedures and acceptance criteria that are established to confirm the quality of Product which are mutually agreed to in writing by PII and Customer and ere contained or referenced in the master batch record for Product or as otherwise mutually agreed to in writing by the parties.

1.6 “Customer Material” means all quantities of Customer’s materials, including any chemical compounds (whether or not proprietary) delivered by or on behalf of Customer to PII for use by PII in connection with its services far any Project.

1.7 “Laws” means (a) all applicable United States federal, state and local laws, regulations, orders, guidelines and requirements governing conduct of any Project, including, without limitation, the Federal Food, Drug and Cosmetic Act as amended, 21 U.S.C. § 321, et seq., applicable regulations promulgated thereunder and implementing guidance, including, without limitation, cGMP, all conditions of approval and other requirements imposed by the United States Food and Drug Administration, (b) ICH Guidelines, and (c) all other applicable laws, rules, regulations and ordinances of any other country, to the extent such laws, rules, regulations and ordinances arc different than those described in clauses (a) and (b), which country and such laws, rules, regulations and ordinances are identified by Customer and are specifically agreed to by the parties in a given Service Contract.

1.8 “Latent Defect” shall mean a defect that causes Product to fail to conform to the Specifications or to the warranties provided by PII hereunder, which defect is not discoverable upon reasonable physical inspection and testing but is discovered at a later time.

1.9 “Project” shall mean all activities undertaken for or on behalf of Customer by PII pursuant to a Service Contract, together with the work performed by or on behalf of PII pursuant to a Service Contract.

1.10 “Project Materials” collectively means all documentation, records, information, materials and data generated by or on behalf of PII or Customer relating to the Project, including but not limited to copies of all notebook pages, analytical results, batch records, data, memoranda and all reports created or delivered hereunder.

1.11 “Regulatory Authority” means the United States Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”), the Occupational Health and Safety Administration (“OSHA”) or any other United States or state or local regulatory agency, regulatory authority, or regulatory body having jurisdiction over PII or its operations, facilities, or performance of the Projects.

2.0 Project Overview

2.1 Scope of the Agreement; Service Contract. Nature of Services; Scope of Agreement. As a “master” form of contract, this Agreement allows the parties to contract for multiple Projects through the issuance of multiple Service Contract(s) without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by PII required in connection with any Project (the “Services”), and represents a vehicle by which Customer can efficiently contract with PII for a broad range of services.

2.2 Service Contract. The specific details of each Project under this Agreement shall be separately negotiated and set forth in a service contract, each to be agreed upon in writing by PII and Horizon (each a “ Service Contract”) Each Service Contract will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Service Contract shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Service Contract. To the extent any terms or provisions of a Service Contract conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control. All Service Contracts and other exhibits hereto shall he deemed to be incorporated herein by reference.

2.3 Nature of Services.

(a) PII shall perform the Projects described in each Service Contract and shall deliver to Customer the deliverables, including any pharmaceutical product (“Product”), described in each Service Contract (the “Deliverables”) on or before the “Delivery Time” described in each Service Contract, subject to Sections 2.3(b) and 12 below. PII acknowledges that time is of the essence. Each Project shall he deemed to have been completed by PII when PII has completed the Services, including delivery of any Deliverables, as described in the applicable Service Contract. The parties shall endeavor, in good faith, to mutually agree on when each Project is completed, but in the event of a failure to so agree, such dispute shall be resolved in accordance with Section 11 below. Subject to the terms of this Agreement. PII shall perform its Services in connection with each Project in conformity with the requirements for such Services as set forth in the applicable Service Contract (the “Requirements”) and this Agreement. The parties acknowledge that PII may perform the Projects using its affiliates, provided that such performance is in accordance with this Agreement, and PII remains responsible to Customer for the performance of such Project(s).

(b) The parties acknowledge that both parties will require certain information and reasonable cooperation from each other in order to properly perform each Project, and that each party will establish mutually acceptable review periods for the development and completion of each Service Contract, prior to the initiation of work for that Service Contract. Once the Service Contract is signed and the initiation fee is paid, as applicable under such Service Contract, PII will be responsible and liable for meeting the Delivery Time and shall use its commercially reasonable efforts to deliver all Deliverables on or before the applicable Delivery Time, subject to Section 12 below and delays in its performance caused by Customer’s failure to provide Customer Materials, required information and reasonable cooperation to PII in a timely manner. In the event PII will be unable to meet the Delivery Date, PII will promptly notify Customer. In all cases, PII will attempt to limit the effect of delays on the overall Project and will use commercially reasonable efforts to mitigate the delay, which shall be at PII’s expense if it has caused the delay.

2.4 Customer Materials

(a) Customer shall, at its own expense, supply PII with sufficient quantities of Customer Materials, including active pharmaceutical ingredient (“API”), needed for the development or manufacture of Product, as specified in Service Contracts, in order to meet Customers requirements for quantities of Product in finished dosage form. Except as expressly set forth herein, THE API AND ALL OTHER CUSTOMER MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE API OR OTHER CUSTOMER MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

(b) PII agrees: (i) to account for all Customer Materials and to provide Customer with standard inventory reports upon request by the Customer, and such other reports as may be required pursuant to the terms of the applicable Service Contract, which may include, without limitation, all process materials and drug substance impurity standards, both (1) on the first day of each calendar month throughout the term of this Agreement, and (2) upon request by Customer; (ii) not to provide API or Customer Materials to any third party without the express prior written consent of Customer; (iii) not to use API or other Customer Materials for any purpose other than conducting any Project under this Agreement; and (iv) to destroy or return to Customer or its designee all unused quantities of API and other Customer Materials according to Customer’s written directions, subject to the provisions of applicable Laws. If no written directions are provided to PII within thirty (30) days following termination of this Agreement, PII may dispose of such materials per cGMP(s).

2.5 Project Materials. Upon reasonable advance notice to PII, Customer shall be permitted to send certain of its employees to PII’s facilities to consult with PII’s employees and consultants engaged in the Project, to observe PII in the performance of its duties hereunder, and to inspect (and take copies of) any of the Project Materials, provided that such consultation, inspection and copying does not unreasonably interfere with PII’s operations or standard operating procedures. PII shall make PII’s employees and consultants and the Project Materials reasonably available to Customer for such purposes. PII shall provide Customer with summary data describing the interim results of each Project, and copies of all Project Materials generated in connection with the Project, from time to time upon Customer’s request, and at no extra charge to Customer, unless previously agreed to by Customer and included in the Service Contract.

2.6 Delivery. PII shall choose a commercially reasonable method of freight shipment and carrier for each of the Deliverables, unless Customer has specified a particular method of shipment and carrier to PII. All costs associated with freight, insurance, packaging and custom duties shall be paid by Customer unless otherwise provided in the applicable Service Contract. Risk of loss, damage and delay shall pass to Customer Ex Works (Incoterms 2000) PII’s shipping dock unless otherwise provided in the applicable Service Contract.

2.7 Record-Keeping. PII shall maintain records of all Project Materials and Inventions in a professional manner so as to permit Customer to review such records in accordance with this Section 2.7 without disclosing to Customer any third party confidential or proprietary information; Designated representatives of Customer shall, upon reasonable notice to PII, have access to and shall be permitted to review all such records. PII will provide to Customer upon request a copy of all such records. Following expiration or termination of this Agreement, PII shall (a) continue to make such records available to Customer for a period of […***…] from the date of such termination or (b) upon Customer’s prior written request, transfer ownership of such records to Customer; provided, however, PII’s obligations pursuant to this Section 2.7 shall be subject to the provisions of applicable Laws. After expiration of such retention period, PII will either transfer such records to Customer or destroy such records as determined by Customer in its sole discretion.

2.8 Acceptance of Shipments; Non-Conformance; Responsibility for Deliverables.

2.8.1. Unless otherwise instructed by Customer in writing, PII shall provide to Customer a Certificate of Analysis and a complete and accurate copy of the executed batch records (the “Batch Records”) on or before the date of delivery of the applicable Product that certify that the Product meets the Specifications for the Product set forth in the applicable Service Contract (a “COA”). Customer and PII agree that the review period and the acceptance or rejection of Product cannot commence until the COA, and Batch Records are received for each batch of Product (including all the batch

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documentation), which will be delivered to Customer by a reputable overnight courier or by email (with confirmation of receipt). PII will make reasonable efforts to deliver said Batch Records within […***…] of date of manufacturing. If Batch Records cannot be delivered within […***…], PII will notify Customer of the cause of delay and provide a draft copy of available portions of the executed production record. Unless the batch of Product is shipped under quarantine, in the event that Customer has not received all such Batch Records in accordance with this Section 2.8.1, Customer will notify PII in writing. In the event that Customer requires additional copies of the Batch Records, these will be provided by PII to Customer at mutually agreed upon fees.

2.8.2. Within […***…] following delivery to Customer of the Product, COA and the Batch Record in accordance with Section 2.8.1, Customer shall have the right to give PII notice of rejection of any Product that, in whole or part, fails to conform to the Specifications. Upon receipt of a notice of rejection from Customer, PII shall conduct an internal Investigation. Customer shall at all times supply PII with any evidence it has that relates to whether any Product delivered to Customer by PII is non-conforming with the Specifications. Failure by Customer to give timely notice of rejection shall constitute acceptance by it of the shipment to which the notice of rejection would have otherwise applied; provided, however, that in the case of Product having Latent Defect(s), Customer may reject such Product by giving written notice to PII of Customer’s rejection of such Product within […***…] after discovery of such Latent Defect(s). In the event of any disagreement between PII and Customer relating to non-conformance under this Section 2.8, the parties shall use good faith efforts to reach an amicable resolution of such disagreement. In the event that resolution cannot be reached, a mutually agreed upon, neutral, independent third party laboratory shall be brought in to resolve the disagreement upon the request of either party. The results of the independent laboratory shall be binding on the parties and non-appealable, and the cost of such independent laboratory shall be borne by the party hereunder determined by the independent laboratory to be the non-prevailing party in such disagreement. Any Product properly rejected pursuant to this Section 2.8.2 shall be returned by Customer to PII at PII’s expense and shall be replaced by PII at no extra charge to Customer, subject to Customer’s provision to PII of Customer Materials (which may be at PII’s cost, as provided herein), including any API; and in the event PII cannot replace such returned Product, it shall refund to Customer the amount paid, including any freight, insurance or other direct costs actually incurred by Customer. Customer agrees that in the event the replacement cost of the API used in any Service Contract exceeds […***…], the amount of the replacement cost shall be conspicuously set forth in the Service Contract.

2.8.3. Notwithstanding anything to the contrary contained herein, PII shall not be responsible for the stability of any Product if PII has performed its Services in accordance with the Requirements and the terms and conditions of this Agreement. Unless PII delivers Product to Customer with a COA and Customer properly rejects any Product in accordance with the provisions of Section 2.8.2 above, as long as, with respect to any batch of non-conforming Product, PII has performed such Services in accordance with the Requirements and the terms and conditions of this Agreement: (a) PII shall be entitled to payment for its Services actually performed under any Service Contract, and (b) PII shall not be responsible for the cost of replacement API required for PII’s replacement of defective Product.

2.9 Commercial Supply. The parties hereby agree that, upon written request by Customer to PII, the parties shall negotiate in good faith and enter into a supply agreement in form mutually acceptable to the parties relating to supply by PII to Customer of Customer’s requirements of Product for Customer’s development and commercialization activities. The parties agree to use commercially reasonable efforts so that such supply agreement may be negotiated to the parties’ mutual satisfaction and executed within […***…] following such request by Customer to PII. The supply agreement shall

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address the standard terms of supply and relevant other terms, including, without limitation, terms relating to pricing, specifications, forecasting, delivery, product warranties, indemnification, acceptance and rejection, and regulatory matters. For purposes of clarification, the obligations under this Section 2.9 shall survive any termination or expiration of this Agreement.

3.0 Reports

Reports. If required by the applicable Service Contract, PII shall prepare and deliver to Customer a written report describing the results of the Project, including all raw data generated from the Projects performed under the applicable Service Contract. PII shall make such changes to, and include such additional information in, such report as Customer may reasonably request.

4.0 Fees; Payment

4.1 Fees. The Customer shall pay as the fees for a Project as set forth in the applicable Service Contract.

4.2 Change Order. If Customer wishes to change the scope of the Project or wishes to agree to a Project not initially covered by this Agreement or in any Service Contract, then Customer shall so advise PII in writing, and PII shall promptly submit to Customer a written cost estimate therefor. No such request shall be binding unless and until it has been agreed to in a revised Service Contract or additional Service Contract signed by both Customer and PII. Any such modified or additional Project shall be governed by the terms and conditions of this Agreement and by such revised or additional Service Contracts as may he executed by the parties from time to time.

4.3 Non-Capital Materials. Customer shall pay to PII upon receipt of PII’s invoice for all non-capital materials (excipients, packaging components, HPLC columns, analytical standards and tooling that are not supplied by Customer) used in any Project at […***…]. PII shall obtain Customer’s prior written approval for any expenditure greater than […***…]. Customer shall pay […***…] for any individual non-capital materials in excess of […***…], provided that PII has obtained prior approval from Customer for such non-capital materials prior to purchase.

4.4 Travel Expenses. PII shall invoice Customer for all reasonable and normal out-of-pocket travel related expenses, including airfare, room and board, and car rental, incurred during any technology transfer phase or Project update meetings, provided such expenses are approved in advance by Customer.

4.5 Invoices; Payment. On or after the date that PII delivers each Deliverable to Customer, PII shall provide Customer with an invoice in accordance with the payment terms set forth in the applicable Service Contract that sets forth a description of the activities performed, references the applicable Service Contract, and includes such other information in such detail as Customer may reasonably request. Each PII invoice shall be payable within […***…] after receipt of invoice by Customer, and thereafter unpaid balances shall bear interest at a rate of […***…] unless determined not to be properly payable in accordance with Section 11 below. The fees and charges due hereunder shall be payable in U.S. Dollars unless otherwise provided in a Service Contract. All payments due from Customer hereunder shall be paid by a check payable to PII and shall be sent to PII’s address set forth above, unless otherwise provided in a Service Contract.

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5.0 Ownership of Materials and Information

5.1 PII understands and agrees that the underlying rights to the Customer Materials, Project Materials and Products, and all intellectual property rights therein, are owned solely by Customer. Neither PII nor any Customer-approved subcontractor shall acquire any rights of any kind whatsoever with respect to any such intellectual property or materials as a result of conducting a particular Project. All data, results, products, information, and reports (whether tangible or intangible), and any and all related documentation, which are developed, generated or derived, directly or indirectly, by PII (or by any subcontractor or agent of PII) during the course of this Agreement (the “Data”), and all inventions, discoveries, designs, techniques, trade secrets, formulae, procedures, any other intellectual property, and any improvements thereto, whether patentable or not, which are made, discovered or developed during the course of this Agreement or as a result of the performance of any Project by PII (or by any subcontractor or agent of PII) (collectively, the “Inventions”), shall be and remain the sole and exclusive property of Customer, subject to the provisions of Section 5.2.

5.2 Inventions made, developed or discovered solely by PII (or by any subcontractor or agent of PII) that constitute an invention, improvement or other intellectual property relating generally to drug delivery technology, formulation, analysis or manufacturing process of pharmaceutical products and which do not relate solely to any Customer Material or Product (together with any Data relating thereto, “PII Inventions”), shall be and remain the property of PII, and PII hereby grants to Customer a perpetual, irrevocable, worldwide, royalty-free, exclusive license (with the right to sublicense) to develop, use, make, have made, import, offer for sale and sell such PII Inventions in connection with the development, use, manufacture, import, offer for sale and sale of the Product; provided that the foregoing license shall not be exclusive with respect to a Product that is a non-patented (or non-patent pending) compound. Neither PII nor its employees or agents shall have or acquire any right, title or interest in Inventions that are not PII Inventions (“Customer Inventions”). PII shall promptly disclose in writing to Customer any Customer Inventions, and PII hereby assigns any and all rights in any Customer Inventions to Customer (or to the extent any such rights are not assignable under applicable law, waives such rights or grants Customer a perpetual, irrevocable, worldwide, royalty-free exclusive license (with the right to sublicense) to Customer Inventions for all uses) and shall assist Customer, at no cost to PII, in perfecting its rights in such Customer Inventions.

6.0 Confidentiality

The parties acknowledge that the Confidentiality Agreement between the parties dated December 16, 2005 (the “Confidentiality Agreement”) shall continue to govern the parties’ respective obligations to one another with regard to the “Confidential Information” (as defined in the Confidentiality Agreement) each has disclosed to the other and shall continue to disclose to the other in connection with this Agreement, provided however, the Confidentiality Agreement shall be deemed amended to reflect the following agreements: (a) the parties’ respective obligations with regard to any such Confidential Information disclosed prior to or after the date of this Agreement shall survive the termination of this Agreement for a period of […***…] from the date of such termination; (b) the “Purpose” shall be deemed to include PII’s performance of Services on behalf of Customer hereunder; and (c) the governing law shall be as provided in Section 14.2 below. The parties’ respective obligations with regard to any such Confidential Information shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

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7.0 Term; Termination

This Agreement shall commence on the date set forth above and continue until termination of this Agreement as set forth in this Section 7. Customer, but not PII, may terminate this Agreement or any Service Contract entered into hereunder at any time and for any reason at the sole discretion of Customer upon […***…] advance written notice to PII. Either party may terminate this Agreement if the other party is in default of any of its material obligations sot forth herein, and such breach is not cured within […***…], which time period shall be reduced to […***…] for any default of any monetary obligation, after receipt by the breaching party of a written notice from the non-breaching party that describes such breach in reasonable detail. Upon any termination described in this Section 7, Customer shall pay all costs incurred by PII for work performed in accordance with any applicable Service Contract prior to the effective date of termination, provided PII provides written evidence that such costs have been incurred and such work performed; provided that in no event shall Customer be required to make any payment in excess of the maximum payment specified in the applicable Service Contract. Upon any termination described in this Section 7, Customer shall be reimbursed any amounts paid in advance by Customer to PII for Projects not performed prior to the effective date of termination.

8.0 Compliance with Laws

Each party shall, at its own expense, comply with all applicable Laws, including any United States law, statute, ordinance, administrative order, rule or regulation, relating to its duties, obligations and performance under this Agreement, and shall procure all licenses and pay all fees and other charges required thereby.

9.0 Warranties

9.1 PII represents, warrants and covenants to Customer that it will perform all of its obligations under this Agreement in accordance with all Laws, this Agreement and the Requirements. Without limiting the generality of the foregoing, PII warrants and covenants that (a) each Project shall be performed in conformity with the Laws and the Requirements, and all Product shall be manufactured in compliance with cGMPs; (b) to PII’s actual knowledge, the performance of the Projects (including manufacture of Product) will not infringe or misappropriate any intellectual property right of any third party, except to the extent such Projects are performed in accordance with the Service Contract or other written instructions given by Customer; (c) each shipment or other delivery of Product made by it under this Agreement, as of the date of such shipment or delivery, shall conform to the Specifications, shall be free and clear of any lien or encumbrance, and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (“Act”), nor an article which may not, under the provisions of Section 505 of the Act, be introduced into interstate commerce; and (d) it has and will maintain during the term of this Agreement, all government permits (including without limitation health, safety, and environmental permits), licenses, and registrations required by Regulatory Authorities, that are necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement. Further, PII represents, warrants and covenants to Customer that PII has not been debarred and shall not employ, contract with or retain any person directly or indirectly to perform work under this Agreement if such person has been debarred or is, to its knowledge, under investigation for debarment under the provisions of the Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. Section 335a. If at any time during the term of this Agreement PII (i) becomes debarred, or (ii) receives notice of action or threat of action with respect to its debarment, PII shall notify Customer immediately. In the event that PII or any such person becomes debarred as set forth above, PII shall immediately notify Customer and Customer shall have the right to terminate this Agreement immediately.

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9.2 Customer represents, warrants and covenants to PII that, except to the extent that any of the following are the obligations of PII: (a) Customer shall comply with applicable Laws and Customer shall keep PII fully informed of any development relating to API or Product that would affect PII’s performance of any Project with respect to the Product hereunder; (b) in the event Customer ships Product outside of the United States, Customer shall comply fully with all export administration and control laws and regulations of the United States government as may he applicable thereto; (c) any API furnished by Customer shall meet the applicable specifications provided by Customer, and shall before use in the further processing of the Product and, to the extent of-Customer’s knowledge, shall not contain any viruses or other deleterious substances which could contaminate the processing operations of PII; and (d) Customer will provide PII with data on the chemical and physical properties, toxicity, and handling, storing, and shipping information for any Customer Materials (including API) and the Product (MSDS or equivalent) and any other information available to Customer that is necessary for the sale conduct of the manufacturing of the Product by PII and shall update all of such information provided to PII as such information becomes available to Customer.

9.3 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4 Limitation of Liability. EXCEPT FOR AN INTENTIONAL OR WILLFUL BREACH OF ARTICLE 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 9.4 shall not limit either party’s indemnification rights or obligations under Article 10 with respect to Claims of third parties other than with respect to Claims of third parties in contractual privity with the party seeking indemnification, which shall be so limited.

10.0 Indemnification

10.1 Customer shall indemnify, defend and hold harmless PII, its affiliates, and its and their directors, officers, employees, agents and consultants from and against any and all losses, liabilities, costs and expenses, including without limitation, reasonable attorneys’ fees and the cost of recalls (collectively “Damages”) incurred by them as a result of any third party claim, lawsuit, demand, action or proceeding (“Claim”) arising out of or in connection with:

(a) injuries and/or death to humans resulting from the use of any Customer Materials provided to PII by Customer or from the commercialization, use or sale of Product or other Deliverables by or on behalf of Customer, including, without limitation, claims based on negligence, warranty, strict liability or any other theory of product liability or a violation of applicable laws or regulations,

(b) negligence or willful misconduct in advertising, labeling, or improper handling and storage of Customer Materials or Product by any person other than PII or its subcontractors,

(c) any instructions given by Customer in connection with any Customer Material,

(d) any breach by Customer of any covenant, representation, warranty or agreement hereunder, or

(e) patent infringement relating to any Customer Materials or PII’s Services in accordance with the master batch records, the applicable Service Contract and this Agreement, to the extent that such infringement does not arise as a result of a breach of this this Agreement by PII, including any representation or warranty of PII hereunder, except, in each case, to the extent Damages result from the breach by PII of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of PII or any of its affiliates and their stockholders, directors, officers, employees, agents and consultants.

10.2 PII shall indemnify, defend and hold harmless Customer and Customer’s affiliates, and its and their directors, officers, employees and agents and consultants from and against any and all Damages incurred by them as a result of any Claim arising out of or in connection with:

(a) any negligence or willful misconduct of PII in performing the Services, or

(b) any breach by PH of any covenant, representation, warranty or agreement hereunder;

except, in each case, to the extent such Damages result from the breach by Customer of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of Customer or any of its affiliates and their stockholders, directors, officers, employees, agents and consultants.

10.3 In the event that either party seeks indemnification (an “Indemnified Party”) under the terms of this Section 10, it shall provide written notice (the “Claim Notice”) to the other party (an “Indemnifying Party”) of the claim as soon as reasonably practicable after it receives notice thereof, and shall permit the Indemnifying Party, at the Indemnifying Party’s election and cost, to assume direction and control of the defense of the claim. After delivery of such Claim Notice, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (a) to take control of the defense and investigation of such lawsuit or action, (b) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (c) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

10.4 Insurance.

10.4.1. Effective immediately upon execution of this Agreement, PII shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to Customer under this Agreement, but in any event not less than […***…] for injuries to any one person arising out of a single occurrence and […***…] for injuries to all persons arising out of a single occurrence. PII shall provide Customer, upon request, with written evidence of such insurance or self-insurance. PII shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which PII or any of its affiliates or Customer-approved sublicensees continues to perform under this Agreement and thereafter for a period of […***…].

10.4.2. Effective immediately upon execution of this Agreement, Customer shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to PII under this Agreement, but in any event not less than […***…] for injuries to any one person arising out of a single occurrence and […***…] for injuries to all persons arising out of a single occurrence. Customer shall provide PII, upon request, with written evidence of such insurance or self-insurance. Customer shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which PII or any of its affiliates or Customer-approved sublicensees continues to perform under this Agreement and thereafter for a period of […***…].

11.0 Disputes; Arbitration

11.1 Except as provided in Section 11.3 below or in Section 2.8 with respect to disputes regarding non-conforming shipments, all disputes, controversies or claims arising out of or relating to the operation or interpretation of this Agreement shall be resolved by arbitration before one arbitrator in accordance with the Commercial Rules of the American Arbitration Association. The arbitrator shall be jointly selected by the parties. Any award rendered by the arbitrator shall be final and binding upon the parties and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted in New York City, New York, or such other location as is mutually agreed to in writing by the parties.

11.2 The arbitrator shall award attorneys’ fees and other costs of the arbitration, including the fees and expenses of the arbitrator, to the prevailing party, as determined by the arbitrator.

11.3 Notwithstanding anything to the contrary contained in this Section, in the event of any breach or threatened breach of this Agreement by either party that the other party believes will cause irreparable harm and damage to it, such party shall be entitled to an injunction, restraining order restraining such breach or threatened breach by the other party and all other remedies which shall be available to it at law or in equity and the parties irrevocably submit to the jurisdiction of any state or federal court sitting in New York City, New York over any such suit, action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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12. Force Majeure Notwithstanding anything to the contrary contained herein, neither party shall be liable for non-performance or late performance of any of its obligations under this Agreement (other than obligations to pay money) to the extent such non-performance or late performance is due to reasons of strike, riots, war, act of God, invasion, acts of terrorism, fire, explosion floods, interruption of or delay in transportation, shortage or failure in the supply of Customer Materials, acts of government or governmental agencies or instrumentalities and any other contingencies beyond the party’s reasonable control.

13. Non-Solicitation During the term of this Agreement and for a period of […***…] thereafter, regardless of the reason for such termination, neither party shall, directly or indirectly, without the prior written consent of the other party, solicit or hire, as an employee or independent contractor, any person who is, or was at any time, employed by or under contract with the other party, unless at the time of the solicitation or hiring, at least […***…] shall have elapsed since the person was last employed by or under contract with the other party; provided, however, that the limitations in this Article 13 shall not apply to the hiring of any person who replies to a general advertisement of such party.

14. Miscellaneous

14.1 Use of Name. PII shall permit Customer to reference PII’s work hereunder in any filing that Customer may make with any governmental or regulatory agency anywhere in the world, and upon Customer’s request PII shall promptly provide Customer with a letter of permission or other documentation deemed reasonably necessary by Customer to evidence such right.

14.2 Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the principles of conflict of law doctrines of New York or any other jurisdiction.

14.3 Taxes. Each party shall have the sole responsibility for the payment of all taxes and duties imposed by all governmental entities, as they pertain to its duties, obligations and performance under this Agreement, provided that Customer shall pay all federal, state and local taxes, if any, based upon the Project or Deliverables provided by PII under this Agreement.

14.4 Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without prior written consent of the other party hereto; provided, however, that each party may assign this Agreement and its rights and obligations hereunder, upon written notice to the other party, to an entity that (i) consolidates or merges with or buys all or substantially all the assets of the transferring party, or (ii) controls, is under common control with, or is controlled by the transferring party; provided, however such assignment shall not relieve the assigning party of its obligations hereunder.

14.5 Waiver; Integration; Modification. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. This Agreement (which includes any Service Contract(s)) sets forth the entire agreement between the parties with respect to the subject matter of this Agreement and merges and supersedes all prior discussions, agreements and understandings of every nature between them. In the event of any conflict between the terms set forth herein or the terms set forth or referred to in the Service Contract(s), the terms set forth in this Agreement shall control. No modification or amendment to this Agreement, any Service Contract or any other agreement with respect to the subject matter of this Agreement shall be effective unless stated in writing and signed by the parties. Service Contracts hereunder submitted by Customer to PII shall reference this Agreement and be governed exclusively by the terms and conditions contained herein. Any term or condition in any order, confirmation, or other

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document furnished by Customer or PII which is in any way inconsistent with these terms and conditions is hereby expressly rejected.

14.6 Construction. Whenever the context may require, the singular form of names and pronouns shall include the plural and vice-versa. The section and subsection headings are included solely for the convenience of the parties and shall not be used in the interpretation of this Agreement. No rule of construction shall apply to this Agreement that construes any language, whether ambiguous, unclear or otherwise, in favor of or against any party based on the party that drafted such language.

14.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.8 Survival. No termination or expiration of this Agreement shall relieve the parties hereto of any obligation hereunder which by its terms is intended to or may survive the termination or expiration of this Agreement, including, without limitation, Sections 2.4, 2.5, 2.7, 2.8, 2.9, 4.5, 9.3 and 9.4, and Articles 5, 6, 7, 10, 11, 12, 13 and 14, which will survive expiration or termination of this Agreement.

14.9 Relationship Between Parties. PII’s relationship to Customer shall be that of an independent contractor. No persons engaged by PII shall be considered under the provisions of this Agreement or otherwise as an employee of Customer. Nothing contained in this Agreement shall create or imply the creation of a partnership between Customer and PII and neither party shall have any authority (actual or apparent) to bind the other.

14.10 Notices; English Language. All notices, requests, consents and other communications (“Notices”) hereunder to either party shall be made in writing (whether or not specifically required herein) and deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered or certified mail, postage prepaid, or by next day express delivery service or by facsimile (with written confirmation of receipt) with a confirmation copy by next day express delivery service. All notices shall be addressed to such party at the address set forth above or such other address as may hereafter be designated in a notice duly given as set forth above. All Notices shall be deemed to have been received on the day of delivery, if delivered in person, or on the third business day following the date that the original notice is mailed, if delivered by first class mail, or on the next business day following the date the original notice or confirmation copy (as the case may be) is sent by next day express delivery service or facsimile. All communication hereunder, and all written Project Materials and Deliverables, shall be in the English language.

14.11 Notification Of Sub-Contract Labs. Insofar as PII anticipates using contract laboratories for some of the activities described in this Agreement, PII shall notify Customer, and obtain Customer’s prior written consent, when use of such contract laboratories becomes necessary. Customer hereby consents to the contract laboratories listed on Schedule 14.11 attached hereto. PII shall be responsible for assuring that any contract lab used complies with PII’s obligations hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

HORIZON THERAPEUTICS, INC.			PHARMACEUTICS INTERNATIONAL, INC.

By:	/s/ Robert DeVaere		By:	/s/ Steve King
	Name:	Robert DeVaere		Steve King, Senior Vice President
	Title:	Executive Vice President & CFO

Schedule 14.11 - Permitted contract laboratories

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